Exhibit 99.1
SouthCrest Financial Group, Inc. Announces First Quarter Earnings

FAYETTEVILLE, GA, (May 12, 2006) - SouthCrest Financial Group, Inc. (SCSG) reported net income of $1,406,000 for the quarter ended March 31, 2006 compared to $819,000 for the same quarter a year ago. On a per share basis, results were $0.39 per share for the current quarter compared to $0.23 for the same period a year ago.

Total assets at March 31, 2006 were $449.9 million compared to $450.8 million at December 31, 2005, a decline of $0.9 million, or 0.2%. Gross loans (excluding reserves for loan losses) totaled $279.7 million at March 31, 2006, an increase of $3.2 million or 1.2% for the quarter. Deposits increased $0.2 million or 0.1% to $378.1 million at March 31, 2006. Borrowed funds declined $2.8 million to $12.5 million.

In comparison to March 31, 2005, total assets grew $34.1 million or 8.2%, gross loans grew $47.6 million or 20.5%, and total deposits grew $18.9 million, or 5.3%.

At March 31, 2006, the allowance for loan losses was 1.29% of loans compared to 1.26% at December 31, 2005. For the quarter ended March 31, 2006, the Company experienced net recoveries of 0.06% of average loans compared to net chargeoffs of 0.13% of average loans for the quarter ended March 31, 2005. Nonperforming assets declined from $1,111,000 at December 31, 2005 to $953,000 at March 31, 2006. The Company’s asset quality indicators compare favorably with historical benchmarks for the industry. At March 31, 2006, nonperforming assets were 0.21% of total assets compared to 0.25% of total assets at December 31, 2005 and 0.22% of total assets at March 31, 2005.

Return on average assets was 1.27% for the current quarter compared to 0.80% for the same period in 2005. Return on average equity was 10.57% for the quarter compared to 6.52% in 2005. The Company’s net interest margin increased slightly from last year, moving from 4.43% in 2005 to 4.51% in 2006.
As a result of this increase in the net interest margin along with an 8.3% growth in average earning assets over the previous year, the Company’s net interest income increased $436,000, or 10.5%, for the current year to date over the same period in the previous year.

In a press release dated April 3, 2006, the Company announced that it declared a dividend of $0.125 per share compared to $0.12 per share for the same period a year ago. The dividend was paid on April 28, 2006 to shareholders of record as of April 14, 2006.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of two bank subsidiaries operating a total of nine branch offices. Bank of Upson, based in Thomaston, Georgia, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and one branch in Fayette County operating as SouthCrest Bank. First National Bank of Polk County, based in Cedartown, Georgia, operates three branches in Polk County. SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels. Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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Contact Information:

SouthCrest Financial Group, Inc.
Doug Hertha, CFO
770-461-2781

SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended March 31,
	2006	2005	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$4,581	$4,145	10.5%
Provision for loan losses	108	121	-10.7%
Noninterest income	1,175	520	126.0%
Noninterest expense	3,552	3,400	4.5%
Income taxes	690	325	112.3%
Net income	1,406	819	71.7%

PER SHARE INFORMATION
Basic and diluted earnings per share	$0.39	$0.23	69.6%
Dividends per share	0.125	0.120	4.2%
Book value per share	15.19	14.34	5.9%

OPERATING RATIOS (1)
Net interest margin	4.51%	4.43%
Return on average assets	1.27%	0.80%
Return on average equity	10.57%	6.52%
Efficiency ratio	59.77%	64.58%
Net chargeoffs (recoveries) / average loans	-0.06%	0.13%

AVERAGE BALANCES
Loans	$276,079	$228,871	20.6%
Total earning assets	411,857	379,319	8.6%
Total assets	448,400	413,635	8.4%
Deposits	376,068	357,711	5.1%
Borrowed funds	15,236	371	n/m
Shareholders' equity	53,963	50,966	5.9%

	As of March 31,
END OF PERIOD BALANCES	2006	2005
Loans	$280,176	$232,547	20.5%
Reserve for loan losses	3,625	3,208	13.0%
Total earning assets	407,958	380,071	7.3%
Intangible assets	6,707	7,531	-10.9%
Total assets	449,942	415,810	8.2%
Deposits	378,131	359,206	5.3%
Borrowed funds	12,494	330	n/m
Shareholders' equity	54,414	51,233	6.2%

ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$53	$129
Nonaccrual Loans	703	533
Other Real Estate Owned	197	237
Total nonperforming assets	953	899
Nonperforming assets / total assets	0.21%	0.22%
Allowance for loan losses / total loans	1.29%	1.38%

(1) All ratios are annualized.
n/m - percentage change is not meaningful.